UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2009

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On July 24, 2009, William M. Lau, the Vice President and Treasurer of GenCorp Inc. (the “Company”), left the Company to pursue other interests.

(c)  On July 27, 2009, the Company appointed John Joy, Vice President and Treasurer of the Company.

Mr. Joy will be paid an annual base salary of $210,000 and will be eligible to participate in the annual cash incentive program along with other employee benefits.  The Company granted 10,000 stock appreciation rights to Mr. Joy on July 27, 2009 which will vest in two equal increments:  the first, July 27, 2010; and the second, July 27, 2011. There are no other understandings or arrangements between Mr. Joy and any other person pursuant to which Mr. Joy was selected or appointed as the Vice President and Treasurer of the Company.

Mr. Joy, age 47, comes to the Company with a twenty-four year finance background.  Most recently, Mr. Joy acted as Vice President Treasury and Finance for Aviza Technology (designer and manufacturer in semiconductor industry) from 2006 to July 2009. Prior to Aviza, Mr. Joy was Vice President Treasury and Tax for Maxtor Corporation from 2005 to 2006.  Mr. Joy served as Assistant Treasurer for Flextronics International from 2004 to 2005, as Director of Global Treasury Operations from 2000 to 2004.  Mr. Joy received his Bachelor of Science in Accounting from Pepperdine University.

Mr. Joy does not have any family relationship with any director, executive officer or person nominated or chosen by the Board of Directors to become an executive officer. Other than his employment with the Company, Mr. Joy did not have any material interest, direct or indirect, in any material transaction to which the Company was a party since the beginning of the Company’s last fiscal year, or which is presently proposed.

Item 9.01. Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description

99.1	GenCorp Inc.’s press release dated July 27, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:	/s/ Kathleen E. Redd
Name:	Kathleen E. Redd
Title:	Vice President, Chief Financial Officer and Secretary

Dated: July 27, 2009

Exhibit Index

Exhibit No.	Description

99.1	GenCorp Inc.’s press release dated July 27, 2009.